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                                                                    EXHIBIT 10.5

January 13, 1998



Mr. Gerald Fawcett
Sun Lakes Country Club
1046 Laguna Seca Court
Banning, CA  92220

     Re:  Continuation of Employment

Dear Gerry:

     This letter will set forth the terms of your continued employment by Kaiser Ventures Inc. ("Kaiser") effective as of January 16, 1998. We understand your desire to substantially reduce your duties and responsibilities at Kaiser and accordingly we reluctantly acknowledge that you will be resigning from your duties as President and Chief Operating Officer of Kaiser effective as of the close of business on January 15, 1998.

New Position and Duties
-----------------------

     Effective as of January 16, 1998, you will be the Vice Chairman. You may attend meetings of the Board of Directors of Kaiser regardless of whether you are appointed or elected as a member of the Board. You will continue to serve on the Board of Directors of Mine Reclamation Corporation and on the Executive Committee of West Valley MRF, LLC. In addition to the duties associated with such positions, you will be on call and available for other Kaiser and Kaiser related work and special projects as may be mutually agreed upon from time to time. You will report directly to Kaiser's Chief Executive Officer.

Base Salary and Bonus
---------------------

     For all your services you will be paid an annual base salary of Sixty Thousand Dollars ($60,000) payable in accordance with Kaiser's normal pay roll procedures. All payments will be subject to usual and customary deductions, tax and other withholdings. Any increase in annual base salary will be determined in the sole discretion of the Board of Directors. You will not participate in the executive officer bonus pool. Any bonus or adjustment to your compensation shall be determined and awarded in the sole and absolute discretion of Kaiser's Board of Directors. There is no guaranteed minimum bonus.

Benefits
--------

     Except as noted herein, you shall continue to receive and be eligible to participate in all benefits generally available to an executive officer of Kaiser such as participation in
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Gerry A. Fawcett
January 13, 1998
Page 2

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Kaiser's medical plans, life insurance program, disability insurance program,
401(k) and other retirement plans. However, instead of receiving a monthly auto allowance you will be reimbursed at the per mile rate that Kaiser establishes from time to time for the reimbursement of its employees for the use of his or her vehicle on company business. In addition, due to the flexible nature of your schedule, you will not accrue any vacation time.

Stock Options
-------------

     As long as you continue to be employed by Kaiser, you shall continue to vest in your stock options in accordance with their terms. In addition, during your employment, upon the occurrence of a "Material Change" as defined in Exhibit "A" attached hereto and incorporate herein by this reference, provided such Material Change occurs, you shall immediately and fully vest in all options to acquire shares of Kaiser stock, restricted stock any other stock related incentive previously granted to you fourteen (14) days prior to the Material Change, notwithstanding any other applicable vesting schedule. Upon the occurrence of a Material Change, you shall be entitled for a period of two years, to exercise the your stock options as to any such shares unless a longer period is otherwise provided pursuant to your stock option agreement or applicable stock option plan. In the event of your normal retirement from Kaiser, all outstanding stock options, shares of restricted stock and other stock related incentives you own that have not already vested as of your retirement date shall vest as of the effective date of your retirement unless you should otherwise agree in writing; provided, however, all such stock options and restricted stock (or the monetary equivalent thereof) whose vesting was accelerated due to your retirement are subject to forfeiture back to Kaiser if you should: (i) breach the confidentiality of any material nonpublic information about Kaiser, its subsidiaries or any of their projects or plans; (ii) publicly disparage Kaiser; or (iii) work on behalf of any individual or entity within five (5) years of your retirement that is in direct competition with any project or activity of Kaiser or a subsidiary of Kaiser at the time of your retirement.

     You agree and understand that the acceleration of options, restricted stock and other stock related incentives may subject you to the "golden parachute" provisions attached hereto as Exhibit "A".

     Kaiser's Stock Option Committee shall have the authority, but no obligation, to consider the issuance of restricted stock, the grant of stock options and other stock related incentives to you.

Term
----

     This letter agreement can be terminated by you or by Kaiser upon ninety
(90) days prior written notice. Notice of termination by either party will be treated as your full normal retirement from Kaiser. This letter agreement shall also terminate upon your death or permanent disability, but you shall be deemed to have retired the day prior to the occurrence of such event. For purposes of this letter agreement, the term "permanent disability" shall mean your inability to perform the material functions of your duties for a
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Gerry A. Fawcett
January 13, 1998
Page 3

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period in excess of ninety (90) days. Upon termination of employment for any reason, all property and files of, or related to Kaiser or a subsidiary of Kaiser shall be immediately returned as directed by Kaiser.

Dispute Resolution
------------------

     You agree that any claim, action, dispute or disagreement with regard to or in connection with this letter agreement, your employment by Kaiser or work performed on behalf of Kaiser or a Kaiser subsidiary shall be governed by the dispute resolution procedure's set forth in Exhibit "B" attached hereto and incorporated herein by this reference.

Entire Agreement
----------------

     This letter agreement and the exhibits attached hereto will replace and supercede your current employment agreement with Kaiser effective as of January 16, 1998. This letter agreement constitutes the entire agreement and understanding regarding your continued employment,

     Gerry, if this letter and the attached exhibits accurately reflect the terms and conditions of your continued employment with Kaiser, please sign and return the enclosed copy of this letter to me.

                                          Sincerely,


                                          /s/ Richard E. Stoddard
                                          -----------------------
                                          Richard E. Stoddard
                                          Chairman of the Board
                                          & Chief Executive Officer
RES:TLC:jpk


                                   ACCEPTANCE
                                   ==========

     I, Gerald A. Fawcett, hereby agree to and accept the terms of the above letter agreement concerning my continued employment by Kaiser Ventures Inc., dated January 13, 1998, including the exhibits attached thereto.


Date:  January 15, 1998        /s/ Gerald A. Fawcett
       ----------------        ---------------------
                               Gerald A. Fawcett
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                                  Exhibit "A"

     A. Material Change. For purposes of this letter agreement, the term Material Change shall refer to and mean the occurrence of any one of the following events after the effective date of this letter agreement:

         (1) any sale, merger or other acquisition of all or substantially all of Kaiser with or by another entity where the shareholders of Kaiser at the time of the sale, merger or other acquisition do not own or control at least 51% of the voting power of such entity immediately after the time of the sale, merger or other acquisition.

         (2) any acquisition of common stock by a person or "group" (as defined in section 13(d) of the Securities Exchange Act of 1934), resulting in the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) by that person or group of more than (i) 25% of the capital stock of Kaiser accompanied by a change of more than 50% of the directors of Kaiser within one year after such event or (ii) 35% of the capital stock of Kaiser with or without such change.

         (3) following the effective date of this letter agreement, there has been an aggregate of net assets with a cumulative value that exceeds the greater of (i) $20,000,000 or (ii) 20% of the net equity of Kaiser at the time of the distribution (whether by dividend or repurchase of stock) distributed to any one or more Kaiser shareholders.

     B.  Possible Reduction in Certain Benefits.

         (1) Except as provided in Paragraph B(2) below, you shall in no circumstances receive "payments in the nature of compensation" from Kaiser which would result in "excess parachute payments" (as that term is defined in Sections 280G and 4999 of the Internal Revenue Code of 1954, as amended, or any equivalent or analogous term as shall in the future be defined in any law or regulation governing the amount of severance compensation that may be paid without penalty to an officer of a company upon a change in control of Kaiser). In the event either you or Kaiser shall be advised in writing by his or its counsel that you will receive excess parachute payments if all payments under all contacts between you and Kaiser were made, such opinion shall be confidentially disclosed to the other party. If it is mutually determined that such payments would trigger the excess parachute payments provisions, you shall receive only such compensation and benefits under your contracts with Kaiser (not to exceed those permitted without constituting excess parachute payments) which in your sole discretion, has designated in written notice to Kaiser. You shall have a minimum of thirty (30) days in which to make such written designation. In the event of a disagreement between the counsel of the respective parties as to whether a payment would result in excess parachute payments, such counsel shall jointly designate an independent tax counsel (whose fees shall be paid by Kaiser) within 10 days who shall promptly make a conclusive determination of the matter.

         (2) Notwithstanding anything else to the contrary, in the event you are terminated within six (6) months after the occurrence of a Material Change by Kaiser or its successor you shall have the right, in your sole discretion, to elect to receive all or any part of the compensation payable to you upon termination (or which would have been due you, but for a previous election under Paragraph B(1)) without regard to whether any such amounts may constitute "excess parachute payments." If you fail to provide Kaiser a written designation within thirty (30) days, you shall be presumed to have elected to receive all compensation and benefits due you without regard to whether any such compensation or benefits shall constitute "excess parachute payments."

         (3) Nothing in this Paragraph B shall be construed or deemed to be a forfeiture of any compensation or benefits that Employee may elect not to accelerate due to any concern about the receipt of "excess parachute payments."
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                                  Exhibit "B"

     Arbitration of Disputes. If we cannot resolve a dispute (whether arising in contract or tort or any other legal theory, whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of this letter agreement, the termination of your employment relationship with Kaiser, then such dispute shall be settled as follows:

         a. Kaiser and you agree to jointly select a judicial officer who is affiliated with the Judicial Arbitration and Mediation Service, or such other equivalent organization as Kaiser and Employee may mutually select, to act as the trier of fact and judicial officer in such dispute resolution;

         b. If you and Kaiser are unable to agree upon a particular judicial officer, then the decision shall be made by the chief executive officer of the Judicial Arbitration and Mediation Service, after consulting with you and Kaiser;

         c. You and Kaiser shall have the same rights of discovery as if the dispute were being resolved in the Superior Court of the State of California. However, the judicial officer shall, on his own motion, or the request of either you or Kaiser, have the authority to extend or reduce the time periods therefor; and,

         d. The judicial officer serving hereunder shall be designated as a referee under the provisions of Title VIII, Chapter 6 of the California Code of Civil Procedure (Sections 638 through 645.1, inclusive). Payment for the services of the judicial officer and the rights and procedure of appeal, and/or other review of the decision shall be made as provided in such sections.

     The judicial officer shall have the right to grant injunctive relief, specific performance and other equitable remedies.